EXHIBIT 99.1

Date:	February 2, 2006

Media Contact:	William H. Galligan	816/983-1551
William.h.galligan@kcsr.com
Kansas City Southern’s Fourth Quarter and Year-End 2005 Results
Driven by Acquisitions, Sustained Revenue Growth, Hurricane Impacts
Fourth Quarter Highlights
•	Consolidated revenues reached a record $388.2 million.

•	Kansas City Southern (KCS) & Norfolk Southern Corporation (NSC) agree to form joint venture, which remains subject to Surface Transportation Board approval, with $300 million investment from NSC to enhance capacity and improve service on the Meridian Speedway.

•	U.S. domestic revenues increase despite residual impact of hurricane damage to Gulf Coast customer base.

•	KCS purchases 9 million shares of its common stock formerly owned by Grupo TMM, S.A., financed through the sale of $210 million of cumulative convertible preferred stock, which if converted at the current $30 exchange rate, would reduce the KCS shareholder base by 2.0 million common shares.

•	KCS’ Mexican railroad subsidiary changes name to Kansas City Southern de Mexico, S.A. de C.V. (KCSM).
Fourth Quarter 2005
Kansas City, MO. Kansas City Southern (NYSE:KSU) today reported record consolidated revenues for fourth quarter 2005 of $388.2 million. On a historical basis, this represents an increase of $213.6 million, substantially as a result of the acquisitions of the Texas Mexican Railway Company (Tex Mex) and KCSM.
Consolidated operating expenses for the fourth quarter of 2005 were $341.6 million versus $147.2 million in the fourth quarter of 2004, primarily due to the previously referenced acquisitions and increased fuel costs net of reduced depreciation at KCSM as a result of a depreciation study completed in the fourth quarter.
For the fourth quarter 2005, KCS recorded a net loss available to common shareholders of $4.1 million, or $(0.05) per diluted share, compared with a net loss available to common shareholders of $1.4 million, or $(0.02) per diluted share in the fourth quarter of 2004. Fourth quarter 2005 earnings were negatively impacted by the residual effects of Gulf Coast hurricanes Katrina and Rita, which resulted in an estimated $12.8 million reduction in operating income.

Year-to-Date 2005 Highlights
KCS reported consolidated earnings available to common shareholders of $1.03 per diluted share for 2005 compared with earnings available to common shareholders of $0.25 per diluted share in 2004. Adjusting 2004 earnings per diluted share for the effect of interest income received on certain income tax refunds ($0.10), results in normalized earnings per share of $0.15 for 2004. Similarly, adjusting earnings per diluted share for the gain on the VAT settlement ($1.42), the increase in claims reserves ($0.25), the write off of deferred profit sharing benefits in Mexico (PTU) of ($0.38) and the estimated impact to earnings from the hurricanes of $(0.16) nets to earnings of $0.41 per diluted share in 2005, nearly triple the adjusted 2004 earnings per share.
KCS also achieved record consolidated revenues for the year ended December 31, 2005 of $1.35 billion, which on a historical basis represents an increase of $712.5 million, primarily due to the completion of the acquisition of the Tex Mex on January 1, 2005, and acquisition of a controlling interest in KCSM on April 1, 2005.
Operating income for 2005 was $61.0 million compared to $83.5 million for 2004. The 2005 operating income reflects a third quarter charge of $37.8 million to increase claims reserves, a second quarter non-cash, pre-tax charge of $35.6 million related to the reversal of deferred profit sharing benefits in Mexican operations, and a $24.8 million reduction due to the Gulf Coast hurricanes. Net income available to common shareholders was $84.9 million, $1.03 per share on a diluted basis, compared with 2004 net income of $15.7 million, or $0.25 per diluted share. The 2005 net income incorporates income recognized on the third quarter settlement of the VAT claim in Mexico.
Comments from the Chairman
KCS Chairman, President & Chief Executive Officer Michael R. Haverty stated “Despite some of our U.S. customers suffering considerable residual effects from the two devastating Gulf Coast hurricanes, The Kansas City Southern Railway Company (KCSR), KCS’ primary U.S. subsidiary, achieved overall revenue growth of 8%, with four out of its five commodity groups posting quarter-over-quarter gains.
“The hurricanes had significant impacts on both revenues and expenses in the quarter. Katrina resulted in the rerouting of Class I connecting rail traffic away from the Gulf region, which caused congestion along parts of the KCSR system, as well as disrupting locomotive and freight car positioning and availability.
“Hurricane Rita had an even greater impact on revenues than Katrina. Twenty chemical plants and refineries were closed for varying periods in the fourth quarter and virtually all of the Gulf Coast plants served by KCSR operated at less than full capacity throughout the quarter. The forced closure of the New Orleans and Gulfport intermodal ramps also resulted in lost revenues.
“The total impact to fourth quarter U.S. revenues of the hurricanes was approximately $9.8 million, and the total revenue impact for the final four months of 2005 was approximately $14 million. In the first quarter of 2006, all chemical plants served by KCSR are back in operation, although three remain at less than full capacity.

“Revenues from KCS’ Mexican railroad subsidiary, KCSM, were up 4.8% in the fourth quarter compared with pre-acquisition fourth quarter 2004. Major emphasis during the quarter was placed on streamlining and centralizing key decision-making areas, focusing on improving revenue per car and adding capacity to the KCSM network. These will continue to be key themes in 2006, along with bringing pricing more in line with North American market practices and adding infrastructure to begin developing an International Intermodal Corridor between Lazaro Cardenas and Nuevo Laredo.
“During the fourth quarter KCS and the Norfolk Southern Corporation (NSC) entered into a joint venture partnership that will result in system improvements and capacity enhancements along the 320-mile Meridian Speedway between Shreveport, Louisiana, and Meridian, Mississippi. As part of the joint venture, NS will invest $300 million, which will be used primarily to more than double capacity on the Speedway, as well as improve transit times.
“The upgrade of the Meridian Speedway, along with major capacity expansion projects in the U.S. and Mexico, provide clear evidence of KCS’ commitment to growing cross-border traffic far beyond historical levels. With Asian imports playing an increasingly significant role in the North American economy, and Lazaro Cardenas being identified by maritime carriers as a primary Pacific port destination, the market potential exists for KCS to experience expansive long-term growth serving major Mexican and U.S. population centers.
“During 2006, investors should expect to see KCS make tangible progress in reducing operating costs, enhancing main line and key terminal infrastructure and capacity, and inaugurating expedited long haul service between Mexico and the U.S. The installation of MCS, KCS’ state-of-the-art transportation IT system, at KCSM in the second quarter, along with the implementation of SAP, a powerful resource planning system, which started in first quarter 2006 in the U.S., will provide us with the management tools to improve efficiency across both companies. Every project KCS commits to is designed to contribute to the development and management of a fully coordinated rail system that can handle increasingly greater traffic volumes at lower per unit cost over the next ten years.
“Certainly, 2005 presented challenges as we began to integrate the Tex-Mex, KCSM and KCSR systems into a seamless KCS network stretching from the heartland of the U.S. to the heartland of Mexico and the Pacific coast. Previously, all three railroads were essentially semi-autonomous and, as with any integration of companies, there have been issues involving management philosophy, management structure, changes in responsibility and job security. The good news is that most of these issues have either been resolved or will be resolved during the first quarter of 2006. Operationally, Mexico is improving dramatically and train movements across the U.S. — Mexico border have been more fluid than we have ever experienced in the past.
“When one looks at the complex integration issues which management has contended with during this past year, while also coping with the effects of two devastating hurricanes that hit the heart of our U.S. chemical franchise and severely crippled a major U.S. rail gateway, we are not disappointed with 2005, particularly in view of all of the positive ownership and strategic accomplishments throughout the year, and look forward to significant operational improvements in 2006 and beyond.”

KANSAS CITY SOUTHERN
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share data)
(Unaudited)
(Preliminary)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues	$388.2	$174.6	$1,352.0	$639.5

Operating expenses
Compensation and benefits	92.7	57.1	341.3	213.0
Purchased services	63.1	15.2	196.4	62.3
Fuel	64.3	20.6	206.9	66.4
Equipment costs	44.6	12.5	149.8	50.4
Depreciation and amortization	29.9	14.2	125.2	53.5
Casualties and insurance	13.4	11.9	103.4	42.4
Other	33.6	15.7	168.0	68.0

Total operating expenses	341.6	147.2	1,291.0	556.0

Operating income	46.6	27.4	61.0	83.5

Equity in net earnings (losses) of unconsolidated affiliates:
Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V.	—	(8.3)	(1.0)	(2.4)
Other	2.2	(1.9)	3.9	(2.1)
Interest expense	(42.7)	(11.4)	(133.3)	(44.4)
Debt retirement costs	(0.5)	—	(4.4)	(4.2)
Foreign exchange gains	0.7	—	3.5	—

VAT settlement gain, net	—	—	131.9	—
Other income	3.5	5.8	13.3	17.6

Income before income taxes	9.8	11.6	74.9	48.0
Income tax provision (benefit)	11.0	10.9	(1.7)	23.6

Income before minority interest	(1.2)	0.7	76.6	24.4
Minority interest	—	—	17.8	—

Net income	$(1.2)	$0.7	$94.4	$24.4
Preferred stock dividends	2.9	2.1	9.5	8.7

Net income (loss) available to Common shareholders	$(4.1)	$(1.4)	$84.9	$15.7

Per Share Data

Basic earnings (loss) per Common share	$(0.05)	$(0.02)	$1.12	$0.25

Diluted earnings (loss) per Common share	$(0.05)	$(0.02)	$1.03	$0.25

Weighted average Common shares outstanding (in thousands) Basic	79,764	62,986	75,527	62,715
Potential dilutive Common shares	—	—	17,214	1,268

Diluted	79,764	62,986	92,741	63,983

Kansas City Southern Consolidated
Revenues and Carloadings By Commodity
Fourth Quarter
Dollars in Thousands

Carloadings			Revenue
Fourth Quarter			Fourth Quarter
2005	2004		2005	2004

		Coal
59,237	49,859	Unit Coal	$31,089	$23,925
854	620	Other Coal	510	360

60,091	50,479	Total	31,599	24,285

		Chemical & Petroleum Products
2,736	1,542	Agri Chemicals	2,766	1,143
21,597	16,401	Other	26,150	17,149
22,758	14,235	Petroleum	21,121	10,897
11,355	4,617	Plastics	17,338	5,686

58,446	36,795	Total	67,375	34,875

		Agriculture and Minerals
43,595	18,509	Grain	48,783	18,804
22,278	7,505	Food Products	28,767	6,888
14,712	7,977	Ores and Minerals	11,077	4,963
19,342	4,919	Stone, Clay & Glass	14,459	4,722

99,927	38,910	Total	103,086	35,377

		Paper & Forest Products
37,435	26,796	Pulp/Paper	38,237	23,191
7,321	2,354	Scrap Paper	7,149	1,872
6,420	7,795	Pulpwood/Logs/Chips	5,004	4,478
7,121	7,914	Lumber/Plywood	9,003	8,801
29,765	4,016	Metal/Scrap	29,176	3,777
14,017	2,798	Military/Other Carloads	15,796	6,126

102,079	51,673	Total	104,365	48,245

		Intermodal & Automotive
31,327	2,112	Automotive	30,362	1,820
139,886	84,757	Intermodal	33,283	16,456

171,213	86,869	Total	63,645	18,276

491,756	264,726	TOTAL FOR BUSINESS UNITS	370,070	161,058
		Other Revenue	18,098	12,656

491,756	264,726	TOTAL	388,168	173,714

Kansas City Southern Consolidated
Revenues and Carloadings By Commodity
Year to Date
Dollars in Thousands

Carloadings			Revenue
Year to Date			Year to Date
2005	2004		2005	2004
		Coal
230,115	192,220	Unit Coal	$120,606	$90,586
3,306	2500	Other Coal	1,694	1540

233,421	194,720	Total	122,300	92,126

		Chemical & Petroleum Products
10,893	5,877	Agri Chemicals	9,958	3,966
87,317	66,870	Other	98,211	66,651
91,910	56,515	Petroleum	78,462	42,180
43,370	18,653	Plastics	61,306	22,183

233,490	147,915	Total	247,937	134,980

		Agriculture and Minerals
154,070	71,278	Grain	161,671	64,484
78,131	30,234	Food Products	95,403	26,823
57,015	29,399	Ores and Minerals	40,233	17,799
65,852	18,469	Stone, Clay & Glass	50,825	16,066

355,068	149,380	Total	348,132	125,172

		Paper & Forest Products
141,301	100,079	Pulp/Paper	134,468	82,988
25,492	8,176	Scrap Paper	23,761	5,924
30,452	28,377	Pulpwood/Logs/Chips	20,455	14,494
32,265	33,200	Lumber/Plywood	38,264	34,450
94,839	17,726	Metal/Scrap	90,567	15,540
50,493	9,773	Military/Other Carloads	52,940	16,190

374,842	197,331	Total	360,455	169,586

		Intermodal & Automotive
95,911	6,813	Automotive	94,799	5,526
500,830	336,023	Intermodal	113,667	61,296

596,741	342,836	Total	208,466	66,822

1,793,562	1,032,182	TOTAL FOR BUSINESS UNITS	1,287,290	588,686
		Other Revenue	64,787	46,992

1,793,562	1,032,182	TOTAL	1,352,077	635,678

Within this press release, management has provided a measure of earnings per share (EPS) which is not calculated in accordance with generally accepted accounting principles. Specifically, this calculation excludes the impact of certain one-time transactions in order to provide the reader with a measure of earnings per share which in management’s opinion is more comparable to the prior year and more reflective of the results of current year operating activities.

	Amount in millions,	Pro forma
	net of tax	EPS
Diluted earnings per share as reported -2005		$1.03
Impact to be removed (based on 92,741,000 dilutive shares)
Less impact of VAT Settlement	$131.9	(1.42)
Plus impact of casualty reserve increase	(23.2)	0.25
Plus impact of hurricanes in the third and fourth quarters	(15.2)	0.16
Write down of deferred profit sharing at KCSM	(35.6)	0.38

Pro Forma Earnings Per Share — 2005		$0.41

Diluted earnings per share as reported - 2004		$.25
Impact to be removed (based on 63,983 dilutive shares)
Interest income on income tax refunds	6.7	(0.10)

Pro Forma Earnings Per Share - 2004		$0.15